EXHIBIT 99.1
Filed by Midwest Banc Holdings, Inc.
Pursuant to Rule 425 under the Securities Act of 1933
Subject Company: Midwest Banc Holdings, Inc.
Registration No. 333-160985
Midwest Banc Holdings, Inc. Announces Exchange Ratio for Exchange of
Depositary Shares; Extends Expiration Date for Exchange Offer
7.0886 shares of Common Stock will be issued for
each Depositary Share validly tendered and accepted;
Expiration date for Exchange Offer extended to
January 14, 2010 at 5:00 p.m. New York City time
     MELROSE PARK, Ill. — January 12, 2010 — Midwest Banc Holdings, Inc. (NASDAQ: MBHI) (the “Company”), the holding company for Midwest Bank and Trust Company (the “Bank”), today announced that, in connection with its offer to exchange up to 17,250,000 shares of its Common Stock for outstanding Depositary Shares, $25.00 liquidation amount per share, each representing a 1/100th fractional interest in a share of the Company’s Series A Noncumulative Redeemable Convertible Perpetual Preferred Stock that commenced on December 3, 2009 (the “Exchange Offer”), it had determined that 7.0886 shares of Common Stock will be issued for each Depositary Share validly tendered and accepted for exchange in the Exchange Offer.
     In accordance with the terms of the Exchange Offer as set forth in Company’s prospectus dated December 3, 2009 (the “Original Prospectus”), as amended and supplemented by the prospectus supplement, dated January 8, 2010 (the “Prospectus Supplement”), and the related letter of transmittal, the total number of shares of Common Stock of the Company issuable for each Depositary Share was determined by dividing $2.80 by $0.3950, which was the average volume weighted average price of the Company’s Common Stock during the five trading-day period beginning January 5, 2010 and ending January 11, 2010.
     The Company also announced that it had extended the expiration date for the Exchange Offer until 5:00 p.m., New York City time, on Thursday, January 14, 2010, unless further extended. The Exchange Offer originally was scheduled to expire at 5:00 p.m., New York City time, on January 13, 2010. Except for the extension of the expiration date, all other terms of the Exchange Offer remain as set forth in the Company’s Original Prospectus, as supplemented by the Prospectus Supplement. The exchange ratio will not be affected by the announced extension of the Exchange Offer.

     Expected Regulatory Ratios and Liquidity
     As disclosed in the Prospectus Supplement, the credit quality of the Bank’s loan portfolio continued to deteriorate in the fourth quarter of 2009. The Company is currently in the process of completing its year-end assessment of credit quality and currently anticipates reporting its financial results and completing its bank regulatory filings in late January 2010, which results will be subject to final audit. Although the Company has not yet completed the review of its year end results, the Company anticipates that the Bank will report that it has fallen below its well-capitalized regulatory capital status as of September 30, 2009 to undercapitalized as of December 31, 2009.
     As disclosed in the Original Prospectus, and again in the Prospectus Supplement, the continued deterioration of the credit quality of the Bank’s loan portfolio could result in the Company’s inability to access sufficient and cost-effective sources of liquidity necessary to fund its operations and meet its payment obligations under its existing funding commitments. In addition, the Original Prospectus and Prospectus Supplement reflect the risks associated with the Bank’s potential inability to accept and renew brokered deposits, uncertainty as to the Bank’s ability to maintain its recent level of deposit growth and the possibility that one of the Bank’s repurchase agreement counterparties could subject the Bank to substantial costs if it were to exercise its right to terminate the repurchase agreements upon the Bank falling below well capitalized. Holders of Depositary Shares are urged to carefully read the Prospectus Supplement and the Original Prospectus in connection with a decision to participate in the Exchange Offer.
Additional Information Regarding the Exchange Offer
     The Company has filed a Registration Statement on Form S-4 (including the Original Prospectus, Prospectus Supplement and related Exchange Offer materials) with the SEC for the Exchange Offer to which this communication relates. This Registration Statement has not yet become effective. Before you decide whether to tender into the Exchange Offer, you should read the Original Prospectus in that Registration Statement, as supplemented by the Prospectus Supplement, and other documents the Company has filed with the SEC for more complete information about the Company and the Exchange Offer. You can access these documents for free by visiting EDGAR on the SEC website at www.sec.gov. The complete terms and conditions of the Exchange Offer are set forth in the Original Prospectus and the related Letter of Transmittal, copies of which documents, together with the Prospectus Supplement, are available at http://www.morrowco.com/midwest.htm and from Morrow & Co., LLC, the information agent, at (800) 483-1314 or, for banks and brokerage firms, at (203) 658-9400.
     This press release is not an offer to sell or purchase or an offer to exchange or a solicitation of acceptance of an offer to sell or purchase or offer to exchange, which may be made only pursuant to the terms of the Original Prospectus as supplemented by the Prospectus Supplement and related Letter of Transmittal, as applicable.
About Midwest
     We are a half century old community bank with $3.5 billion in assets at September 30, 2009. We have two principal operating subsidiaries; Midwest Bank and Trust Company and

Midwest Financial and Investment Services, Inc. Midwest Bank has 26 locations serving the diverse needs of both urban and suburban Chicagoland businesses and consumers through its Commercial Banking, Wealth Management, Corporate Trust and Retail Banking areas.
Forward-Looking Statements
     This press release contains certain “Forward-Looking Statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These include statements as to expectations regarding the Company’s Capital Plan, the Exchange Offer and any other statements regarding the Company’s expectations or future results, plans or strategies. The Company’s ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. These statements should be reviewed in conjunction with the Company’s Annual Report on Form 10-K, including the information under “Risk Factors” therein, its Quarterly Reports on Form 10-Q and other publicly available information filed by the Company regarding the Company. Such publicly available information sets forth certain risks and uncertainties related to the Company’s business that could cause actual results to differ from those set forth in the forward-looking statements or that could have a material effect on the operations and future prospects of the Company, and should be considered in evaluating forward-looking statements contained herein.
Contacts:
Midwest Banc Holdings, Inc.
John B. Pelling, III,
708-498-2013
Vice President — Investor Relations
IR@midwestbank.com
Media
Chris Robling, 312-658-0445
crobling@jaynethompson.com